U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            AMENDMENT NO. 1 TO FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

                    1. Name and Address of Reporting Person

                           Retallick    James       M.

                           (Last)      (First)   (Middle)

                              2250 North 1500 West

                                    (Street)

                              Ogden,   Utah   84404

                              (City) (State)  (Zip)


              2. Date of Event Requiring Statement (Month/Day/Year)

                                   08/ 16/ 00

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                   4. Issuer Name and Ticker or Trading Symbol

                              CRYOCON, INC. (CRYQ)

                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

           [ ] Director                        [ ] 10% Owner
           [X] Officer (give title below)      [ ] Other (specify below)


                        Vice President, Corporate Counsel

                 6. If Amendment, Date of Original (Month/Year)

       This filing amends the original which was filed on August 29, 2000

           7. Individual or Joint/Group Filing (Check applicable line)

                    [ X ] Form Filed by One Reporting Person

                [ ] Form Filed by More than One Reporting Person


                                        Table I -- Non-Derivative Securities Beneficially Owned



                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                80,000                   (D)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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


                                                          FORM 3 (continued)

                                         Table II -- Derivative Securities Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

OPTION AGREEMENT         SEE                        COMMON STOCK,          250,000          See Explanation
                         EXPLANATION                No par value
------------------------------------------------------------------------------------------------------------------------------------


Explanation: All Company Vice Presidents have, as part of their compensation package, a stock option plan for 250,000 shares of common stock to vest 50,000 shares a year on the anniversary of employment or promotion to an officer position. The exercise price is $1.50 at the first vesting and 80% of the average market value of stock for the December preceding the additional vestings.




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


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


/s/  James M. Retallick                                       May 11, 2001
-----------------------                                       ------------
**Signature of Reporting Person                                  Date

Name:  James M. Retallick
Title:  Vice President, Projects



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